EXHIBIT 99.1
NEWS RELEASE
Cleveland-Cliffs Reports First-Quarter 2024 Results and Announces New $1.5 Billion Share Repurchase Program

CLEVELAND—April 22, 2024—Cleveland-Cliffs Inc. (NYSE: CLF) today reported first-quarter results for the period ended March 31, 2024.
First Quarter 2024 Highlights
•Repurchased 30.4 million shares, or 6% of total outstanding
•Revenues of $5.2 billion
•Steel shipments of 3.9 million net tons
•GAAP net loss of $53 million and adjusted net income1 of $87 million
•Adjusted EPS1 of $0.18 per diluted share
•Adjusted EBITDA2 of $414 million
•70% Adjusted EBITDA2 improvement year-over-year and 48% increase quarter-over-quarter
•Liquidity of $4.0 billion as of March 31, 2024
•Retired all remaining secured notes

First-quarter 2024 revenues were $5.2 billion, compared to $5.1 billion in the fourth quarter of 2023.
For the first quarter of 2024, the Company recorded a net loss of $53 million, or $0.14 per diluted share, with adjusted net income1 of $87 million, or $0.18 per diluted share. Included in the results were charges and losses totaling $202 million primarily related to the indefinite idle of the Weirton tinplate facility and loss on extinguishment of debt. This compares to a fourth quarter 2023 net loss of $139 million, or $0.31 per diluted share, with an adjusted net loss2 of $25 million, or $0.05 per diluted share.
First-quarter 2024 Adjusted EBITDA2 was $414 million, compared to $279 million in the fourth quarter of 2023 and $243 million in the first quarter of 2023.
During the first quarter of 2024, the Company repurchased 30.4 million CLF common shares, fully utilizing the remaining balance of $608 million under the previously authorized $1 billion share repurchase program. The average stock purchase price for the entire program was $18.79 per share. Following the completion of the program, the Cliffs Board of Directors has authorized a new share repurchase program for the Company to buy back up to $1.5 billion of its outstanding common shares. The Company will have ample flexibility to buy CLF shares via acquisitions in the open market or privately negotiated transactions. The Company is not obligated to make any purchases and the program may be suspended or discontinued at any time. The new program is effective today and does not have a specific expiration date.
Cliffs’ Chairman, President and CEO Lourenco Goncalves said: “Our first quarter results were highlighted by the resiliency of automotive production in the United States, which helped to offset a temporary buyers strike from service centers in January and February. With more automotive and less service center business, first quarter mix was richer than originally anticipated, driving both our average selling prices and production costs higher than expected.”
Mr. Goncalves added: “In the first quarter, we returned capital to our shareholders at an aggressive rate. Our stock was cheap throughout the quarter and remains so, driving the exhaustion of our previous $1 billion share repurchase authorization and the commencement of another larger one. Buying our own stock is clearly a better use of capital than any M&A opportunities at current valuations -- so that's our primary focus."
Mr. Goncalves continued: “This quarter, our efforts towards green steel production were recognized in an unprecedented way. As a result of our strong track record with emissions reductions and labor relations, we became the largest intended recipient of federal grants toward decarbonization in the history of the United States. These investments will go toward two game-changing projects, not only with immense carbon reduction prospects, but also robust returns and manageable capital commitments.”
Mr. Goncalves concluded: “Looking forward, we expect to benefit in Q2 from the lower costs under our guidance, which we have maintained. Our largest end market, the automotive sector, is expected to remain strong. Orders from our service center customers have started to increase, with spot pricing also on the upswing. We are fortunate to have such a remarkable partnership with our workforce, and we will navigate this world of abundant opportunities together with our union partners.”

Steelmaking Segment Results

	Three Months Ended March 31,		Three Months Ended
	2024	2023	Dec. 31, 2023
External Sales Volumes - In Thousands
Steel Products (net tons)	3,940	4,085	4,039
Selling Price - Per Net Ton
Average net selling price per net ton of steel products	$1,175	$1,128	$1,093
Operating Results - In Millions
Revenues	$5,027	$5,126	$4,954
Cost of goods sold	(4,757)	(5,032)	(4,798)
Gross margin	$270	$94	$156

First-quarter 2024 steel product sales volumes of 3.9 million net tons consisted of 32% hot-rolled, 31% coated, 17% cold-rolled, 5% plate, 4% stainless and electrical, and 11% other, including slabs and rail.
Steelmaking revenues of $5.0 billion included $1.6 billion, or 32%, of direct sales to the automotive market; $1.4 billion, or 28%, of sales to the infrastructure and manufacturing market; $1.4 billion, or 28%, of sales to the distributors and converters market; and $606 million, or 12%, of sales to steel producers.
Liquidity and Cash Flow
Going forward, the Company has a stated target to maintain net debt at less than two and a half times the Company's trailing twelve months Adjusted EBITDA. The same leverage target would apply in the event of potential future M&A. As of March 31, 2024, the Company's net debt3 was $3.6 billion, well below the target level. The Company ended the first quarter of 2024 with total liquidity of $4.0 billion.
Outlook
The Company maintained all of its previously guided expectations for the full-year 2024, including:
•Steel shipment volumes of 16.5 million net tons;
•Year-over-year steel unit cost reductions of approximately $30 per net ton, corresponding to an approximate $500 million Adjusted EBITDA benefit compared to 2023; and
•Capital expenditures of $675 to $725 million.
Cleveland-Cliffs Inc. will host a conference call on April 23, 2024, at 8:30 a.m. ET. The call will be broadcast live and archived on Cliffs' website: www.clevelandcliffs.com.
About Cleveland-Cliffs Inc.
Cleveland-Cliffs is the largest flat-rolled steel producer in North America. Founded in 1847 as a mine operator, Cliffs also is the largest manufacturer of iron ore pellets in North America. The Company is vertically integrated from mined raw materials, direct reduced iron, and ferrous scrap to primary steelmaking and downstream finishing, stamping, tooling, and tubing. Cleveland-Cliffs is the largest supplier of steel to the automotive industry in North America and serves a diverse range of other markets due to its comprehensive offering of flat-rolled steel products. Headquartered in Cleveland, Ohio, Cleveland-Cliffs employs approximately 28,000 people across its operations in the United States and Canada.

Forward-Looking Statements
This release contains statements that constitute "forward-looking statements" within the meaning of the federal securities laws. All statements other than historical facts, including, without limitation, statements regarding our current expectations, estimates and projections about our industry or our businesses, are forward-looking statements. We caution investors that any forward-looking statements are subject to risks and uncertainties that may cause actual results and future trends to differ materially from those matters expressed in or implied by such forward-looking statements. Investors are cautioned not to place undue reliance on forward-looking statements. Among the risks and uncertainties that could cause actual results to differ from those described in forward-looking statements are the following: continued volatility of steel, iron ore and scrap metal market prices, which directly and indirectly impact the prices of the products that we sell to our customers; uncertainties associated with the highly competitive and cyclical steel industry and our reliance on the demand for steel from the automotive industry; potential weaknesses and uncertainties in global economic conditions, excess global steelmaking capacity, oversupply of iron ore, prevalence of steel imports and reduced market demand; severe financial hardship, bankruptcy, temporary or permanent shutdowns or operational challenges of one or more of our major customers, key suppliers or contractors, which, among other adverse effects, could disrupt our operations or lead to reduced demand for our products, increased difficulty collecting receivables, and customers and/or suppliers asserting force majeure or other reasons for not performing their contractual obligations to us; risks related to U.S. government actions with respect to Section 232 of the Trade Expansion Act of 1962 (as amended by the Trade Act of 1974), the United States-Mexico-Canada Agreement and/or other trade agreements, tariffs, treaties or policies, as well as the uncertainty of obtaining and maintaining effective antidumping and countervailing duty orders to counteract the harmful effects of unfairly traded imports; impacts of existing and increasing governmental regulation, including potential environmental regulations relating to climate change and carbon emissions, and related costs and liabilities, including failure to receive or maintain required operating and environmental permits, approvals, modifications or other authorizations of, or from, any governmental or regulatory authority and costs related to implementing improvements to ensure compliance with regulatory changes, including potential financial assurance requirements, and reclamation and remediation obligations; potential impacts to the environment or exposure to hazardous substances resulting from our operations; our ability to maintain adequate liquidity, our level of indebtedness and the availability of capital could limit our financial flexibility and cash flow necessary to fund working capital, planned capital expenditures, acquisitions, and other general corporate purposes or ongoing needs of our business, or to repurchase our shares; our ability to reduce our indebtedness or return capital to shareholders within the currently expected timeframes or at all; adverse changes in credit ratings, interest rates, foreign currency rates and tax laws; the outcome of, and costs incurred in connection with, lawsuits, claims, arbitrations or governmental proceedings relating to commercial and business disputes, antitrust claims, environmental matters, government investigations, occupational or personal injury claims, property-related matters, labor and employment matters, or suits involving legacy operations and other matters; supply chain disruptions or changes in the cost, quality or availability of energy sources, including electricity, natural gas and diesel fuel, critical raw materials and supplies, including iron ore, industrial gases, graphite electrodes, scrap metal, chrome, zinc, other alloys, coke and metallurgical coal, and critical manufacturing equipment and spare parts; problems or disruptions associated with transporting products to our customers, moving manufacturing inputs or products internally among our facilities, or suppliers transporting raw materials to us; the risk that the cost or time to implement a strategic or sustaining capital project may prove to be greater than originally anticipated; our ability to consummate any public or private acquisition transactions and to realize any or all of the anticipated benefits or estimated future synergies, as well as to successfully integrate any acquired businesses into our existing businesses; uncertainties associated with natural or human-caused disasters, adverse weather conditions, unanticipated geological conditions, critical equipment failures, infectious disease outbreaks, tailings dam failures and other unexpected events; cybersecurity incidents relating to, disruptions in, or failures of, information technology systems that are managed by us or third parties that host or have access to our data or systems, including the loss, theft or corruption of sensitive or essential business or personal information and the inability to access or control systems; liabilities and costs arising in connection with any business decisions to temporarily or indefinitely idle or permanently close an operating facility or mine, which could adversely impact the carrying value of associated assets and give rise to impairment charges or closure and reclamation obligations, as well as uncertainties associated with restarting any previously idled operating facility or mine; our level of self-insurance and our ability to obtain sufficient third-party insurance to adequately cover potential adverse events and business risks; uncertainties associated with our ability to meet customers' and suppliers' decarbonization goals and reduce our greenhouse gas emissions in alignment with our own announced targets; challenges to maintaining our social license to operate with our stakeholders, including the impacts of our operations on local communities, reputational impacts of operating in a carbon-intensive industry that produces greenhouse gas emissions, and our ability to foster a consistent operational and safety track record; our actual economic mineral reserves or reductions in current mineral reserve estimates, and any title defect or loss of any lease, license, easement or other possessory interest for any mining property; our ability to maintain satisfactory labor relations with unions and employees; unanticipated or higher costs associated with pension and other post-employment benefit obligations resulting from changes in the value of plan assets or contribution increases required for unfunded obligations; uncertain availability or cost of skilled workers to fill critical operational positions and potential labor shortages caused by experienced employee attrition or otherwise, as well as our ability to attract, hire, develop and retain key personnel; the amount and timing of any repurchases of our common shares; and potential significant deficiencies or material weaknesses in our internal control over financial reporting.

For additional factors affecting the business of Cliffs, refer to Part I – Item 1A. Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2023, and other filings with the U.S. Securities and Exchange Commission.

SOURCE: Cleveland-Cliffs Inc.

MEDIA CONTACT:		INVESTOR CONTACT:
Patricia Persico Senior Director, Corporate Communications (216) 694-5316		James Kerr Director, Investor Relations (216) 694-7719
FINANCIAL TABLES FOLLOW ###

CLEVELAND-CLIFFS INC. AND SUBSIDIARIES
STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED OPERATIONS

	Three Months Ended March 31,		Three Months Ended
(In millions, except per share amounts)	2024	2023	Dec. 31, 2023
Revenues	$5,199	$5,295	$5,112
Operating costs:
Cost of goods sold	(4,914)	(5,196)	(4,944)
Selling, general and administrative expenses	(132)	(127)	(169)
Restructuring and other charges	(104)	—	—
Asset impairments	(64)	—	—
Goodwill impairment	—	—	(125)
Miscellaneous – net	(23)	(3)	26
Total operating costs	(5,237)	(5,326)	(5,212)
Operating loss	(38)	(31)	(100)
Other income (expense):
Interest expense, net	(64)	(77)	(63)
Loss on extinguishment of debt	(21)	—	—
Net periodic benefit credits other than service cost component	60	50	54
Other non-operating income	2	2	1
Total other expense	(23)	(25)	(8)
Loss from continuing operations before income taxes	(61)	(56)	(108)
Income tax benefit (expense)	8	13	(30)
Loss from continuing operations	(53)	(43)	(138)
Income (loss) from discontinued operations, net of tax	—	1	(1)
Net loss	(53)	(42)	(139)
Income attributable to noncontrolling interests	(14)	(15)	(16)
Net loss attributable to Cliffs shareholders	$(67)	$(57)	$(155)

Loss per common share attributable to Cliffs shareholders - basic
Continuing operations	$(0.14)	$(0.11)	$(0.31)
Discontinued operations	—	—	—
	$(0.14)	$(0.11)	$(0.31)
Loss per common share attributable to Cliffs shareholders - diluted
Continuing operations	$(0.14)	$(0.11)	$(0.31)
Discontinued operations	—	—	—
	$(0.14)	$(0.11)	$(0.31)

CLEVELAND-CLIFFS INC. AND SUBSIDIARIES
STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED FINANCIAL POSITION

(In millions)	March 31, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$30	$198
Accounts receivable, net	1,868	1,840
Inventories	4,449	4,460
Other current assets	122	138
Total current assets	6,469	6,636
Non-current assets:
Property, plant and equipment, net	8,771	8,895
Goodwill	1,005	1,005
Pension and OPEB assets	344	329
Other non-current assets	647	672
TOTAL ASSETS	$17,236	$17,537
LIABILITIES
Current liabilities:
Accounts payable	$2,051	$2,099
Accrued employment costs	449	511
Accrued expenses	318	380
Other current liabilities	578	518
Total current liabilities	3,396	3,508
Non-current liabilities:
Long-term debt	3,664	3,137
Pension and OPEB liabilities	791	821
Deferred income taxes	628	639
Other non-current liabilities	1,315	1,310
TOTAL LIABILITIES	9,794	9,415
TOTAL EQUITY	7,442	8,122
TOTAL LIABILITIES AND EQUITY	$17,236	$17,537

CLEVELAND-CLIFFS INC. AND SUBSIDIARIES
STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED CASH FLOWS

	Three Months Ended March 31,
(In millions)	2024	2023
OPERATING ACTIVITIES
Net loss	$(53)	$(42)
Adjustments to reconcile net loss to net cash provided (used) by operating activities:
Depreciation, depletion and amortization	230	242
Restructuring and other charges	104	—
Asset impairments	64	—
Pension and OPEB credits	(51)	(40)
Loss on extinguishment of debt	21	—
Other	44	35
Changes in operating assets and liabilities:
Accounts receivable, net	(27)	(257)
Inventories	(8)	207
Income taxes	(1)	15
Pension and OPEB payments and contributions	(32)	(30)
Payables, accrued employment and accrued expenses	(170)	(90)
Other, net	21	(79)
Net cash provided (used) by operating activities	142	(39)
INVESTING ACTIVITIES
Purchase of property, plant and equipment	(182)	(188)
Other investing activities	3	3
Net cash used by investing activities	(179)	(185)
FINANCING ACTIVITIES
Repurchase of common shares	(608)	—
Proceeds from issuance of senior notes	825	—
Repayments of senior notes	(652)	—
Borrowings under credit facilities, net	342	307
Debt issuance costs	(13)	—
Other financing activities	(25)	(50)
Net cash provided (used) by financing activities	(131)	257
Net increase (decrease) in cash and cash equivalents	(168)	33
Cash and cash equivalents at beginning of period	198	26
Cash and cash equivalents at end of period	$30	$59

1 CLEVELAND-CLIFFS INC. AND SUBSIDIARIES
ADJUSTED EARNINGS PER SHARE RECONCILIATION

In addition to the consolidated financial statements presented in accordance with U.S. GAAP, the Company has presented adjusted net income (loss) attributable to Cliffs shareholders and adjusted earnings (loss) per common share attributable to Cliffs shareholders - diluted. These measures are used by management, investors, lenders and other external users of our financial statements to assess our operating performance and to compare operating performance to other companies in the steel industry, showing results exclusive of non-cash and/or non-recurring items. The presentation of these measures is not intended to be considered in isolation from, as a substitute for, or as superior to, the financial information prepared and presented in accordance with U.S. GAAP. The presentation of these measures may be different from non-GAAP financial measures used by other companies. A reconciliation of these consolidated measures to their most directly comparable GAAP measures is provided in the table below.

	Three Months Ended March 31,		Three Months Ended
(In millions)	2024	2023	Dec. 31, 2023
Net loss attributable to Cliffs shareholders	$(67)	$(57)	$(155)
Adjustments:
Weirton indefinite idleA	(177)	—	—
Loss on extinguishment of debt	(21)	—	—
Goodwill impairmentB	—	—	(125)
Tax valuation allowance	—	—	(14)
Non-cash gain on sale of business	—	—	28
Other, net	(4)	(2)	(16)
Income tax effectB	48	—	(3)
Adjusted net income (loss) attributable to Cliffs shareholders	$87	$(55)	$(25)

Loss per common share attributable to Cliffs shareholders - diluted	$(0.14)	$(0.11)	$(0.31)
Adjusted earnings (loss) per common share attributable to Cliffs shareholders - diluted	$0.18	$(0.11)	$(0.05)

APrimarily includes asset impairments, asset retirement obligation charges and employee-related costs.
BGoodwill impairment is non-deductible for income tax purposes.

2 CLEVELAND-CLIFFS INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION - EBITDA AND ADJUSTED EBITDA
In addition to the consolidated financial statements presented in accordance with U.S. GAAP, the Company has presented EBITDA and Adjusted EBITDA on a consolidated basis. These measures are used by management, investors, lenders and other external users of our financial statements to assess our operating performance and to compare operating performance to other companies in the steel industry, showing results exclusive of non-cash and/or non-recurring items. The presentation of these measures is not intended to be considered in isolation from, as a substitute for, or as superior to, the financial information prepared and presented in accordance with U.S. GAAP. The presentation of these measures may be different from non-GAAP financial measures used by other companies. A reconciliation of these consolidated measures to their most directly comparable GAAP measures is provided in the table below.

	Three Months Ended March 31,		Three Months Ended
(In millions)	2024	2023	Dec. 31, 2023
Net loss	$(53)	$(42)	$(139)
Less:
Interest expense, net	(64)	(77)	(63)
Income tax benefit (expense)	8	13	(30)
Depreciation, depletion and amortization	(230)	(242)	(235)
Total EBITDA	$233	$264	$189
Less:
EBITDA of noncontrolling interests	$21	$23	$23
Weirton indefinite idle	(177)	—	—
Loss on extinguishment of debt	(21)	—	—
Goodwill impairment	—	—	(125)
Non-cash gain on sale of business	—	—	28
Other, net	(4)	(2)	(16)
Total Adjusted EBITDA	$414	$243	$279

EBITDA of noncontrolling interests includes the following:
Net income attributable to noncontrolling interests	$14	$15	$16
Depreciation, depletion and amortization	7	8	7
EBITDA of noncontrolling interests	$21	$23	$23

3 CLEVELAND-CLIFFS INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION - NET DEBT

Net debt is a non-GAAP financial measure that management uses in evaluating financial position. Net debt is defined as long-term debt less cash and cash equivalents. Management believes net debt is an important measure of the Company’s financial position due to the amount of cash and cash equivalents on hand. The presentation of this measure is not intended to be considered in isolation from, as a substitute for, or as superior to, the financial information prepared and presented in accordance with U.S. GAAP. The presentation of this measure may be different from non-GAAP financial measures used by other companies. A reconciliation of this measure to its most directly comparable GAAP measure is provided in the table below:

	Three Months Ended March 31,		Three Months Ended
(In millions)	2024	2023	Dec. 31, 2023
Long-term debt	$3,664	$4,559	$3,137
Less: Cash and cash equivalents	30	59	198
Net debt	$3,634	$4,500	$2,939